Exhibit 99.2

UNAUDITED PRO FORMA FINANCIAL INFORMATION

On October 22, 2023, iCAD, Inc. (the “Company”), entered into an Asset Purchase Agreement (the “Purchase Agreement”), by and among (i) the Company, Xoft Solutions, LLC, a Delaware limited liability company, and Xoft, Inc., a Delaware corporation, each a wholly owned subsidiary of the Company (collectively with the Company, the “Sellers” and each, a “Seller”), and (ii) Elekta Inc., a Georgia corporation, and Nucletron Operations B.V., a company organized under the laws of the Netherlands (together, “Buyers” and each a “Buyer”), pursuant to which the Company agreed to transfer to the Buyers substantially all of the assets and liabilities primarily related to the Company’s Xoft business lines (the “Business”), including with respect to employees, contracts, intellectual property and inventory, for a cash payment of approximately $5.76 million dollars from the Buyers to the Company.

The closing of the Transaction occurred simultaneously with the execution of the Purchase Agreement.

In connection with the Transaction, the parties entered a transition services agreement pursuant to which the Company will provide certain migration and transition services to facilitate an orderly transaction of the operation of the Businesses to the Buyers in the 5- month period following consummation of the Transaction, extendable at the option of the parties.

The Purchase Agreement contains certain representations, warranties, covenants and indemnification provisions, including for breaches of covenants and for losses resulting from the Company’s liabilities specifically excluded from the Transaction.

The Company has agreed that, for the period commencing on the date of closing of the Transaction until the three-year anniversary thereof, neither the Company nor any of its affiliates will, directly or indirectly, compete with the Businesses, subject to certain limitations. The Company has also agreed that, for a period of three years following the closing of the Transaction, neither the Company nor any of its affiliates will, directly or indirectly, solicit to employ or employ any employee transferred to the Buyers as part of the Transaction.

The following unaudited pro forma condensed consolidated financial information is intended to show how the Transaction might have affected the historical financial statements of the Company if the Transaction had been completed at an earlier time as indicated therein, and such unaudited pro forma consolidated financial information is derived from, and should be read in conjunction with, the Company’s historical condensed consolidated financial statements and notes thereto, as presented in the Company’s Quarterly Report on Form 10-Q for the six months ended June 30, 2023 filed with the Securities and Exchange Commission (“SEC”) on August 11, 2023 (the “Form 10-Q”) and the Company’s historical financial statements and notes thereto, as presented in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on March 31, 2023 (the “Form 10-K”).

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma consolidated financial statement information is presented for informational purposes only and is based upon estimates by the Company’s management, which are based upon available information and certain assumptions that the Company’s management believes are reasonable as of the date of this filing. The unaudited pro forma consolidated financial information is not intended to be indicative of the actual financial position or results of operations that would have been achieved had the Transaction been consummated as of the periods indicated, nor does it purport to indicate results which may be attained in the future. Actual amounts could differ materially from these estimates.

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2023 and the unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2023 and the years ended December 31, 2022, December 31, 2021 and December 31, 2020 should be read in conjunction with the notes thereto. The pro forma impact is presented on the pro forma consolidated balance sheet as of June 30, 2023 as if the transaction occurred on that date. In addition, the pro forma condensed consolidated statement of operations for the six months ended June 30, 2023 is presented as if the transaction occurred at the beginning of calendar year 2020.

iCAD, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Balance Sheet
$ in thousands	June 30,	Pro Forma		iCAD, Inc.
	2023	Adjustments	Notes	Pro Forma
Assets
Current assets:
Cash and cash equivalents	$19,037	$4,830	A	$23,867
Trade accounts receivable, net of allowance for credit losses	5,747	(2,058)	B	3,689
Inventory, net	4,248	(3,154)	B	1,094
Prepaid expenses and other current assets	2,304	(1,041)	B	1,263
Total current assets	31,336	(1,423)		29,913
Property and equipment, net of accumulated depreciation	1,471	(360)	B	1,111
Operating lease assets	3,113	(2,548)	B	565
Other assets	54	(50)	B	4
Intangible assets, net of accumulated amortization	388	(182)	B	206
Goodwill	8,362	—		8,362
Deferred tax assets	108	—		108
Total assets	$44,832	$(4,563)		$40,269
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$857	$(349)	B	$508
Accrued and other expenses	4,363	(1,713)	B	2,650
Lease payable—current portion	644	(440)	B	204
Deferred revenue—current portion	6,027	(2,579)	B	3,448
Total current liabilities	11,891	(5,081)		6,810
Lease payable, net of current	2,478	(2,117)	B	361
Deferred revenue, net of current	283	—		283
Deferred tax	6	(6)	B	—
Total liabilities	14,658	(7,204)		7,454

Stockholders’ equity:
Preferred stock, $0.01 par value: authorized 1,000,000 shares; none issued.	—			—
Common stock, $0.01 par value: authorized 60,000,000 shares; issued 25,446,407 as of both June 30, 2023 and December 31, 2022; outstanding 25,260,576 as of both June 30, 2023 and December 31, 2022.	254	—		254
Additional paid-in capital	303,699	—		303,699
Accumulated deficit	(272,364)	2,641	C	(269,723)
Treasury stock at cost, 185,831 shares as of both June 30, 2023 and December 31, 2022	(1,415)	—		(1,415)
Total stockholders’ equity	30,174	2,641		32,815
Total liabilities and stockholders’ equity	$44,832	$(4,563)		$40,269

iCAD, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Statement of Operations
$ in thousands	Six Months Ended	Pro Forma		iCAD, Inc.
	June 30, 2023	Adjustments	Notes	Pro Forma
Revenue	$11,643	$(3,137)	D	$8,506
Cost of revenue	3,165	(1,601)	D	1,564
Gross profit	8,478	(1,536)		6,942
Operating expenses:
Engineering and product development	3,544	(782)	D	2,762
Marketing and sales	4,967	(1,044)	D	3,923
General and administrative	5,695	(78)	D, E	5,617
Amortization and depreciation	120	—		120
Total operating expenses	14,326	(1,904)		12,422
(Loss) income from operations	(5,848)	368		(5,480)
Other income/ (expense):
Interest expense	—	—		—
Interest income	332	—		332
Other income (expense), net	(3)	1	D	(2)
Other income (expense), net	329	1		330
Loss before provision for income taxes	(5,519)	369		(5,150)
Provision for tax expense	(9)	—		(9)
Net loss and comprehensive loss	$(5,528)	$369		$(5,159)
Net loss per share:
Basic and diluted	$(0.22)	$0.01		$(0.21)
Weighted average number of shares used in computing loss per share:
Basic and diluted	25,261	25,261		25,261

iCAD, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Statement of Operations
$ in thousands	12 Months Ended	Pro Forma		iCAD, Inc.
	December 31, 2022	Adjustments	Notes	Pro Forma
Revenue	$27,944	$(8,142)	D	$19,802
Cost of revenue	8,132	(5,154)	D	2,978
Gross profit	19,812	(2,988)		16,824
Operating expenses:
Engineering and product development	8,593	(3,099)	D	5,494
Marketing and sales	13,691	(2,969)	D	10,722
General and administrative	11,234	(717)	D, E	10,517
Amortization and depreciation	224	(13)	D	211
Total operating expenses	33,742	(6,798)		26,944
Loss from operations	(13,930)	3,810		(10,120)
Other income/ (expense):
Interest expense	(10)	—		(10)
Interest income	213	—		213
Other income (expense), net	(45)	(2)	D	(47)
Other income (expense), net	158	(2)		156
Loss before provision for income taxes	(13,772)	3,808		(9,964)
Provision for tax expense	116	—		116
Net loss and comprehensive loss	$(13,656)	$3,808		$(9,848)
Net loss per share:
Basic and diluted	$(0.54)	$0.15		$(0.39)
Weighted average number of shares used in computing loss per share:
Basic and diluted	25,202	25,202		25,202

iCAD, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Statement of Operations
$ in thousands	12 Months Ended	Pro Forma		iCAD, Inc.
	December 31, 2021	Adjustments	Notes	Pro Forma
Revenue	$33,638	$(11,619)	D	$22,019
Cost of revenue	9,395	(5,911)	D	3,484
Gross profit	24,243	(5,708)		18,535
Operating expenses:
Engineering and product development	9,194	(3,019)	D	6,175
Marketing and sales	15,135	(3,865)	D	11,270
General and administrative	10,406	(494)	D, E	9,912
Amortization and depreciation	240	(13)	D	227
Total operating expenses	34,975	(7,391)		27,584
Loss from operations	(10,732)	1,683		(9,049)
Other income/ (expense):
Interest expense	(141)	—		(141)
Interest income	15	—		15
Loss on extinguishment of debt	(386)	—		(386)
Other income (expense), net	(512)	—		(512)
Loss before provision for income taxes	(11,244)	1,683		(9,561)
Provision for tax expense	(1)	—		(1)
Net loss and comprehensive loss	$(11,245)	$1,683		$(9,562)
Net loss per share:
Basic and diluted	$(0.45)	$0.07		$(0.39)
Weighted average number of shares used in computing loss per share:
Basic and diluted	24,778	24,778		24,778

iCAD, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Statement of Operations
$ in thousands	12 Months Ended	Pro Forma		iCAD, Inc.
	December 31, 2020	Adjustments	Notes	Pro Forma
Revenue	$29,698	$(7,701)	D	$21,997
Cost of Revenue	8,344	(4,203)	D	4,141
Gross profit	21,354	(3,498)		17,856
Operating expenses:
Engineering and product development	8,114	(2,678)	D	5,436
Marketing and sales	13,312	(3,190)	D	10,122
General and administrative	9,117	(343)	D, E	8,774
Amortization and depreciation	199	(83)	D	116
Total operating expenses	30,742	(6,294)		24,448
Loss from operations	(9,388)	2,796		(6,592)
Other income/ (expense):
Interest expense	(476)	—		(476)
Interest income	97	—		97
Other income (expense), net	(341)	31	D	(310)
Loss on fair value of convertible debentures	(7,464)	—		(7,464)
Other income (expense), net	(8,184)	31		(8,153)
Loss before provision for income taxes	(17,572)	2,827		(14,745)
Provision for tax expense	(38)	—		(38)
Net loss and comprehensive loss	$(17,610)	$2,827		$(14,783)
Net loss per share:
Basic and diluted	$(0.80)	$0.13		$(0.67)
Weighted average number of shares used in computing loss per share:
Basic and diluted	22,140	22,140		22,140

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information

A. This adjustment represents $5.5 million of cash proceeds to be received by November 6, 2023 offset by $0.93 million for estimated transaction costs.

Cash received	$5.76 million
Less: estimated transaction costs	$(0.93) million
Net cash proceeds	$4.83 million

B. These adjustments represent the elimination of the assets and liabilities primarily related to the Company’s Xoft business lines sold to Elekta in connection with the Purchase Agreement.

C. This adjustment represents the estimated gain on the sale of Xoft by iCAD, Inc. to Elekta. The estimated gain has not been reflected in the pro forma consolidated statement of operations as it is not included in continuing operations.

Net cash proceeds (as noted in A.)	$4.83 million
Less: Net book value of assets sold	$2.19 million
Estimated gain on sale	$2.64 million

D. These adjustment represent elimination of the Xoft business from continuing financial operations.

E. iCAD, Inc. and Elekta entered into a Transition Services Agreement ("TSA"), pursuant to which iCAD, Inc. will provide certain transition services to Elekta. The services provided under the TSA will run for a period of up to 5 months following the closing. The services to be provided under the TSA relate primarily to information technology and accounting and may vary from current estimates. Any fees earned under TSA by iCAD will be substantially offset by the cost of engaging third party contractors. Accordingly, minimal to no net earnings are expected to be realized by iCAD under the TSA.